NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 12, 2001




     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 12, 2001, at 4:00 p.m. at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1.  To  elect  seven  (7)  directors.

     2. To approve amendment of the Corporation's 1991 Employee Stock Purchase Plan

     3. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Corporation.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record on the transfer books of the Corporation as of the close of business on Friday, October 26, 2001, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.

                                    By Order of the Board of Directors

                                    IRVING R. COLACCI
                                    Secretary



Dated: November 5, 2001



 Possis Medical Inc. 9055 Evergreen Boulevard NW Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227

PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Shareholders of Possis Medical, Inc. (the "Corporation" or the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on December 12, 2001, and any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Corporation.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of Proxy will be honored if received at the offices of the Corporation, addressed to the attention of Irving R. Colacci, Secretary, on or before December 11, 2001. In addition, on the day of the Meeting, prior to the convening thereof, revocations may be delivered to the Company representatives who will be seated at the door of the meeting hall.

     Proxies not revoked will be voted in accordance with the choice specified by Shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of Directors proposed by the Board of Directors and listed herein. If a Shareholder abstains from voting as to any matter, then the shares held by such Shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall not be deemed to be represented at the Meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     The Corporation will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining Proxies from, beneficial owners of the Corporation's Common Shares. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of the Corporation, who will receive no special compensation for their services. The Corporation's management intends to send this Proxy Statement and the enclosed Proxy to Shareholders commencing on approximately November 5, 2001.

                                  VOTING RIGHTS

     At October 26, 2001, 16,904,390 shares of Common Stock, the only voting securities of the Corporation, were outstanding. Each share of Common Stock is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of Directors. Only holders of Common Stock of record at the close of business on October 26, 2001, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial holdings as of September 24, 2001, of each Director and Named Executive Officer (as defined under the heading "Executive Compensation") and all Directors and Executive Officers as a group. The Corporation is aware of no person who beneficially owns more than five percent of the Corporation's Common Shares.


Name of Beneficial Owner or                 Voting and           Total %
Identity of Group                        Investment Power       of Class

Donald C. Wegmiller, Chairman               82,906 (1)              *
Seymour J. Mansfield, Director             182,977 (2)             1.0
Whitney A. McFarlin, Director               10,804 (3)              *
William C. Mattison, Jr., Director         406,948 (4)             2.2
Rodney A. Young, Director                    9,103 (5)              *
Mary K. Brainerd, Director                       0                  *
Robert G. Dutcher, Director,               320,477 (6)             1.8
  President & Chief Executive Officer
Irving R. Colacci, Vice President,         135,627 (7)              *
  Legal Affairs & Human Resources,
  General Counsel and Secretary
James G. Gustafson, Vice President,        121,301 (8)              *
  Technology, Product Development
  and Quality Systems
Shawn McCarrey, Vice President,
  U.S. Sales                                66,068  (9)             *
T. V. Rao, Vice President,
  Sales and Marketing                       81,562 (10)             *

Directors and Executive Officers
  as a Group (13 persons)                1,629,626 (11)            9.0


(1) Includes 58,877 shares issuable upon exercise of currently exercisable options.
(2) Includes 49,889 shares issuable upon exercise of currently exercisable options.
(3) Includes 9,804 shares issuable upon exercise of currently exercisable options.
(4) Includes 133,500 shares owned directly, 267,000 shares held indirectly in Trust and by an IRA, and 6,448 shares issuable upon the exercise of currently exercisable options.
(5) Includes 8,643 shares issuable upon exercise of currently exercisable options.
(6) Includes 253,161 shares issuable upon exercise of currently exercisable options.
(7) Includes 119,134 shares issuable upon exercise of currently exercisable options.
(8) Includes 115,459 shares issuable upon exercise of currently exercisable options.
(9) Includes 34,773 shares issuable upon exercise of currently exercisable options.
(10) Includes 70,629 shares issuable upon exercise of currently exercisable options.
(11) Includes 1,293,205 shares issuable upon exercise of currently exercisable options.

*  Denotes ownership of less than 1% of shares outstanding


                              ELECTION OF DIRECTORS
                              (Proposal Number One)

     At the Annual Meeting, seven Directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Unless instructed not to vote for the election of Directors or not to vote for any specific nominee, the Proxy will vote FOR the election as Directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the Proxy may vote for such other person as he, in his discretion, may determine.

 THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE NOMINEES LISTED
                               BELOW BE ELECTED.

     Information Concerning Nominees. The following information concerning the principal occupations of the nominees has been furnished by the nominees. Each of the nominees has held their principal occupation for more than the past five years, unless otherwise indicated.


                                                                                Director        Committee
Director Nominees                     Principal Occupation               Age      Since           Positions

-------------------------------------------------------------------------------------------------------------------
Donald C. Wegmiller             President and CEO, HealthCare             63      1987          Executive
Chairman                        Compensation Strategies (formerly                               and Compensation
                                Management Compensation Group/
                                Health Care), Minneapolis, Minnesota.
                                Director, ALLETE (formerly Minnesota
                                Power), and LecTec Corporation.

Seymour J. Mansfield            Officer and Shareholder, Mansfield,       56      1987          Executive
                                Tanick & Cohen, P.A., Attorneys,                                and Compensation
                                Minneapolis, Minnesota.

Whitney A. McFarlin             Retired.  Former Chairman, President      61      1998          Planning and Audit
                                and CEO, Angeion Corporation

William C. Mattison, Jr.        Principal, Gerard, Klauer                 54      1999          Planning
                                Mattison & Co., Inc., New York,                                 and Audit
                                New York, since 1989; served as
                                President or Vice Chairman from
                                1989 to 1998.

Rodney A. Young                 Chairman, CEO and President,              46      1999          Compensation
                                LecTec Corporation, Minneapolis,                                and Planning
                                Minnesota.  Director, Health Fitness
                                Corporation.

Robert G. Dutcher               President and Chief Executive             56      1993          Executive
                                Officer of the Corporation.

Mary K. Brainerd                Executive  Vice President and Chief       48      2001              ---
                                Operating Officer since 2000;
                                Executive Vice President, Care Delivery,
                                since 1994, HealthPartners, Inc.,
                                Minneapolis,  Minnesota.


     Meetings. During fiscal year 2001, the Board of Directors had four regular and three special meetings. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the Committees of which they are members.

     Committees. The Corporation has established four committees to address the Corporation's business. The Executive Committee met one time during fiscal year 2001 and is responsible for exercising the authority of the Board during the intervals between meetings of the Board and for formulating and recommending general policies for Board consideration. The Audit Committee met five times during fiscal year 2001 and assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of the accounting, auditing and reporting practices of the Corporation and such other duties as directed by the Board. The Compensation Committee met five times during fiscal 2001 and is responsible for defining and administering the Corporation's executive compensation program. The Strategic Planning Committee met twice during fiscal year 2001 and was established in December 1999 to work with management in the development of its annual Strategic Plan and to advise the Board on strategic issues.

     Director Fees. Outside directors receive retainer fees as follows: Chairman
- $12,000; Outside Directors - $4,000; Committee Chairs - $3,000; Executive Committee Members - $6,000. Each outside Director also receives $500 for each Board meeting attended, $200 for each teleconference Board meeting attended, and $250 for each Committee Meeting attended. The Chairmen of the Compensation, Audit and Strategic Planning Committees each also receive $500 per meeting. Total fees of $87,300 were earned by outside Directors during fiscal 2001.

     Pursuant to the Corporation's 1999 Stock Compensation Plan, each outside Director may elect to receive Director fees in the form of discounted stock options. Each Director must make an election on or before June 1 of each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular Director by the dollar amount of the discount.

     On January 2, 2001, all eligible outside Directors received discounted stock options in lieu of cash payments of fees for calendar year 2000. These options were granted pursuant to elections made in May 2000. A total of 40,289 options at an exercise price of $2.22 were granted to current Directors. Due to the retirement of Mr. Belbas from the Board in December 2001, his calendar year 2001 fees will be paid in cash.

     The Corporation's 1999 Stock Compensation Plan provides for the annual grant of options to purchase 3,000 Common Shares to outside Directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest ratably over a four-year period and expire ten years after the date of grant. During fiscal 2001, 18,000 options were granted to outside Directors under this Plan at an exercise price of $4.44.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation during each of the three fiscal years ended July 31, 2001, 2000 and 1999, to the President and CEO of the Corporation and the Corporation's four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 2001 ("Named Executive Officers"):

  -------------------------------------------------------------------------------------------------------------
           Name and                                                    Long-Term
    Principal Position          Year      Annual Compensation        Compensation
                                                                         Awards
  -------------------------    -----    -----------------------  --------------------------    ---------------
                                                                                Securities
                                                                 Restricted     Underlying        All Other
                                          Salary     Bonus(1)    Stock Award   Options/ (2)    Compensation(3)
                                            ($)         ($)          ($)         SARs (#)            ($)
                                 ------------------------------------------------------------------------------
  Robert G. Dutcher,              2001    167,504      15,500          --        145,661 (5)        12,294
    President and                 2000    179,472      64,300          --         90,000            12,181
    Chief Executive               1999    167,250      88,000          --         90,000            12,964
    Officer

  Irving R. Colacci,              2001    115,431       6,200          --         54,629            12,937
    Vice President,               2000    112,037      29,700          --         40,000            11,185
    Legal Affairs & Human         1999    104,904      36,900          --         30,000            11,159
    Resources, General
    Counsel and Secretary

  James D. Gustafson,             2001    113,944       6,200          --         54,384            10,986
    Vice President,               2000    110,447      29,300          --         30,000             9,584
    Technology, Product           1999    102,482      36,700          --         30,000             6,032
    Development and Quality
    Systems

  Shawn F. McCarrey,              2001    105,385 (6)   4,200        23,900 (4)   43,523            11,774
    Vice President, U.S.          2000    100,000 (7)  13,600          --         15,000            10,895
    Sales                         1999     68,692 (8)  12,000          --         25,000             4,112

  T.V. Rao,                       2001    138,125       6,000          --         82,669 (5)        10,423
    Vice President,               2000    147,907      44,900          --         50,000            11,174
    Sales and Marketing           1999    140,462      47,300          --         45,000             8,534

  -------------------------------------------------------------------------------------------------------------

     (1) Cash bonuses shown are awarded following end of fiscal year, based on fiscal year performance. For fiscal year 2001, 85% of target cash bonuses were paid in the form of stock options and the remainder was paid in cash based on performance.

     (2) Stock options shown for 2001 include: options granted on November 2, 2000 as part of the Special Equity Compensation Program described in the Report of the Compensation Committee herein; options granted April 3, 2001 as part of the Corporation's Incentive Compensation Program for fiscal year 2001; and options granted to two officers on January 16, 2001, in lieu of a portion of base salary. The 1999 and 2000 grants were awarded following the end of the fiscal year based on performance and vest in seven years, subject to specified conditions relating to the appreciation in the value of the Company's stock. The 2001 grants pursuant to the Corporation's Incentive Compensation Plan vest 50% on April 3, 2002 and 50% on April 3, 2003.

     (3) Includes Company matching contributions to its 401(k) Plan, car allowance and life insurance payments.

     (4) Mr. McCarrey was granted 5,000 shares of restricted stock: 2,500 shares vest on April 16, 2002 and 2,500 shares vest on April 16, 2003. The dollar value shown represents the fair market value of the stock on the April 16, 2001 date of grant.

     (5) Includes options granted in lieu of base salary compensation for the second six months of fiscal year 2001 as follows: Mr. Dutcher - 18,489 shares in lieu of $36,978 in salary; T.V. Rao - 15,254 shares in lieu of $30,508 in salary.

     (6) Reflects base salary only. Total compensation includes $80,706 in commissions.

     (7) Reflects base salary only. Total compensation includes $66,012 in commissions.

     (8) Reflects base salary only. Total compensation includes $43,580 in commissions; employed commencing December 1999.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock option grants to Named Executive Officers during fiscal year 2001.

-----------------------------------------------------------------------------------------------------------------------------
                                Individual Grants
---------------------------------------------------------------------------------------
                      Number of       Percent of Total
                      Securities      Options/SARs                                          Potential Realizable Value at
                      Underlying      Granted to           Exercise or                      Assumed Annual Rates of Stock
                      Options/SARs    Employees in         Base Price                       Price Appreciation for Option
      Name            Granted (#)     Fiscal Year (%)       ($/Sh)         Expiration Date              Term(5)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   5% ($)        10% ($)
-----------------------------------------------------------------------------------------------------------------------------
Robert G. Dutcher     47,172(1)          4.0                5.8800         November 2, 2010      174,437         442,059
                      18,489(2)          1.5                5.5600         January 16, 2011       64,650         163,835
                      80,000(3)          6.7                3.9375         April 3, 2011         198,102         502,029
-----------------------------------------------------------------------------------------------------------------------------
Irving R. Colacci     19,629(1)          1.6                5.8800         November 2, 2010       72,586         183,947
                      35,000(3)          2.9                3.9375         April 3, 2011          86,670         219,638
-----------------------------------------------------------------------------------------------------------------------------
James D.  Gustafson   19,384(1)          1.6                5.8800         November 2, 2010       71,680         181,651
                      35,000(3)          2.9                3.9375         April 3, 2011          86,670         219,638
-----------------------------------------------------------------------------------------------------------------------------
Shawn F. McCarrey     10,023(4)           .8                7.6900         September 6, 2010      48,473         122,841
                       8,500(1)           .7                5.8800         November 2, 2010       31,432          79,655
                      25,000(3)          2.1                3.9375         April 3, 2011          61,907         156,884
-----------------------------------------------------------------------------------------------------------------------------
T. V. Rao             32,415(1)          2.7                5.8800         November 2, 2010      119,867         303,768
                      15,254(2)          1.3                5.5600         January 16, 2011       53,338         135,169
                      35,000(3)          2.9                3.9375         April 3, 2011          86,670         219,638
-----------------------------------------------------------------------------------------------------------------------------
All Shareholders        N/A              N/A                  N/A               N/A           54,906,463(6)  139,143,756(6)
-----------------------------------------------------------------------------------------------------------------------------
All   Optionees   1,800,865   N/A   5.19(7)   10  years   5,877,957   14,895,897
-----------------------------------------------------------------------------------------------------------------------------

     (1) Vested in full on November 2, 2001.

     (2) Vested in full on August 1, 2001.

     (3) Vests in two equal annual installments on April 3, 2002 and 2003.

     (4) Vested in full on September 6, 2001.

     (5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     (6) For All Shareholders, the potential gain is calculated using an exercise price of $5.19, representing the weighted average exercise price for all options awarded in FY2001, and the total amount of outstanding common stock on July 31, 2001.

     (7) Exercise price shown is a weighted average of all options awarded in FY2001. Options expire on various dates through the year 2011


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR END
FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 2001, for the Named Executive Officers. No options were exercised by Named Executive Officers during fiscal year 2001.

       -------------------------------------------------------------------------------------------------------

                                Number of Securities Underlying         Value of Unexercised In-The-Money
               Name          Unexercised Options at Fiscal Year-End       Options at Fiscal Year-End (1)
                                   Exercisable/Unexercisable                Exercisable/Unexercisable
                                              (#)                                      ($)
       -------------------------------------------------------------------------------------------------------
       Robert G. Dutcher                171,000/319,661                         519,504/1,871,825
       Irving R. Colacci                 88,559/127,370                           243,103/757,211
       James D. Gustafson                85,050/120,534                           217,532/715,371
       Shawn F. McCarrey                   8,750/74,773                            32,269/453,712
       T. V. Rao                         46,500/176,169                         173,272/1,048,685

       -------------------------------------------------------------------------------------------------------

     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 31, 2001 was $12.17.



                      REPORT OF THE COMPENSATION COMMITTEE

     The  Compensation  Committee  of the Board of Directors  (the  "Committee")
consists of four independent, outside directors. The Committee provides assistance to the Board of Directors in fulfilling their responsibility to shareholders relating to compensation philosophy and practices for corporate executive officers. The Committee meets as necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for executive officers. In carrying out their responsibilities the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environments, and to assure the directors and shareholders that executive compensation and stock plan practices of the Corporation are in accordance with all requirements and are of the highest quality.

     The Corporation's compensation program is intended to attract and retain high quality executive leadership and to motivate these executives to perform consistent with shareholders' interests. Executive officer compensation is directly linked to both individual and Company performance necessary to drive increasing value to shareholders. The program is designed to provide a competitive base salary while retaining flexibility through the structuring of short- and long-term incentives that recognize progress toward achievement of both individual and Corporate goals.

     Compensation decisions for fiscal year 2001 reflect that 2001 was a critical year in the development of the Corporation and its success in meeting growth and profitability goals and preserving cash to fund future growth. Based on the special challenges faced by the Corporation, including the retention of sales personnel in the face of aggressive recruiting by other medical device companies, the retention of key technical and management employees in the face of a very competitive job market, and the need to reduce expenses and preserve the Corporation's cash resources, the Committee instituted special programs to address these challenges. These programs included the Special Equity Compensation Program discussed in last year's Report, replacing of a percentage of four executives' base salaries with stock options, including sales personnel in the annual incentive stock option program and granting FY2001 incentive stock options prior to the end of the fiscal year. Going forward, compensation decisions will be based on the Committee's general compensation philosophies, as described later in this Report, the need to retain flexibility and the importance of continuing to enhance the alignment of management's interests with those of the shareholders.

Fiscal Year 2001

     The Corporation successfully met the special challenges it faced in FY2001. The Committee assessed FY2001 corporate performance at 100% of Plan, compared to 53% the previous year, based on achievement of sales goals, significant improvement in gross margins, particularly in the second half of the year leading to profitability, the execution of a successful reduction-in-force that allowed the Corporation to realize over $2 million in annualized expense reduction while increasing productivity and maintaining strong ongoing product development efforts, the successful imposition of financial discipline necessary to complete the year with $9.5 million in cash and cash equivalents, which was $4.5 million over Plan, achievement of significant product development milestones, increased efficiencies in manufacturing processes and the retention of key sales and technical personnel. This level of performance is reflected in the vesting schedule applied to the Special Equity Compensation Program and in year-end cash bonuses.

     As we reported in last year's Compensation Committee Report, a special, one-time equity-based compensation program was instituted for sales personnel and for officers, managers and other key employees during fiscal year 2001. This Special Equity Compensation program was designed to align employee interests with those of the shareholders, to preserve cash by reducing the amount of cash necessary to pay sales commissions and incentive compensation awards, to reward successful performance and to provide the Corporation with an opportunity to raise new capital on terms equal to or more favorable than it achieved in financing efforts in 1999 and 2000. These goals have been achieved. An increased number of employees now hold stock or options the value of which are directly aligned with the Corporation's stock performance. The Corporation has preserved approximately $657,000 in cash by paying commissions and bonuses in the form of options instead of cash at a value of $2 per option share. If all options are eventually exercised, the Corporation will receive proceeds of $2.1 million, or a total benefit of $8.32 per share, terms comparable to or better than the Corporation's two most recent financing efforts when calculated without normal commissions and transaction costs associated with public and private financing efforts.

     The Special Equity Compensation Program provided Sales personnel an opportunity to elect to receive nonqualified stock options in lieu of up to 50% of target cash commissions earned throughout fiscal year 2001 at a rate of one option share for each two dollars of potential cash commission. The options granted to sales personnel have an exercise price of $7.69 per share, equal to the fair market value of the common stock on the date the program was implemented for sales personnel. All options granted to sales personnel under this program vested on September 6, 2001, based on successful achievement of individual sales objectives. These options are non-qualified options and can only be exercised by cash payment to the Corporation. On September 6, 2001, after deducting the number of cancelled options due to termination of employment of a number of original grantees, a total of 80,234 nonqualified options, in lieu of $160,468 in cash sales commissions, vested in sales personnel under the Special Equity Compensation Program.

     Selected  management  and key employee  personnel were granted 85% of their target annual incentive cash compensation in the form of nonqualified stock options based on fiscal year 2001 performance at the same rate of one option share for each two dollars of target annual incentive cash compensation. The options granted to selected management and key personnel were awarded in November 2000 at an exercise price of $5.88. Assessments of fiscal year 2001 performance resulted in vesting of all grants on November 2, 2001, for all recipients employed by the Corporation on that date. As with the options granted to sales personnel, these options are non-qualified options and can only be exercised by cash payment to the Corporation. Management and key employees, after deducting the number of cancelled options due to termination of employment, received 248,162 nonqualified options in lieu of $496,324 in cash incentive compensation.

     As an additional initiative to preserve the Corporation's cash resources and to provide an incentive for performance, four executives received 20% of their base salaries for the second half of fiscal year 2001 in the form of stock options in an amount equal to one share of stock for every two dollars of foregone salary. A total of 56,228 stock options, all of which vested on August 1, 2001, were granted under this program at an option price of $5.56 per share. A total of $112,456 in base salary was, therefore, paid in the form of stock options. The Corporation will also receive $312,628 in cash if these stock options are exercised.

     The Corporation's practice of granting stock options as long-term incentive compensation for officers and key employees was expanded during FY2001 in order to enhance their value as a retention tool at a critical juncture in the operations of the Corporation. Pursuant to its 1999 Incentive Compensation Plan, the Committee granted stock options in April 2001 to 41 officers, managers and other key employees and to an additional 21 sales personnel. A total of 733,800 shares were awarded at an option exercise price of $3.94, the fair market value of Possis Stock on the day of grant, representing approximately 4% of the Corporation's total shares outstanding. Of the total grant, approximately 40% were granted to officers. The grant was made prior to the end of the fiscal year and the size of the total grant was roughly double the amount normally awarded as long-term incentive compensation due to the extraordinary circumstances faced by the Corporation in fiscal year 2001, including the need to retain key management, technical and sales personnel, and the desire to provide additional incentive for performance toward success in meeting corporate goals.

Compensation Program for 2002

Program Elements

     The development of appropriate criteria to guide compensation decisions going forward will be increasingly influenced by two factors: the fact that the Company has entered a new stage in its development and is establishing a foundation for long-term growth and profitability; and by the need to continue to enhance the alignment of management's interests with those of the shareholders. As the Corporation increases its market penetration through the sale and placement of AngioJet(R) System products and enhances performance through the realization of operational efficiencies, its performance will be evaluated on its ability to increase profitability while maintaining strong new product development efforts. Corporate and individual performance measures will continue to reflect an emphasis on financial goals, sales growth, profitability targets, and product development, research and regulatory approvals necessary to support sustained growth.

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: a) base salaries; b) short-term incentives; and c) long-term equity-based compensation.

     (a) Base Salaries

     Executive officers generally participate in the same benefit plans as other employees and executive perquisites are minimal. The Compensation Committee reviews base salaries annually and adjustments are made as the Committee deems appropriate. Generally, annual base salary adjustments will be minor except when the Corporation achieves certain size-related milestones (i.e., from $50 million to $200 million in sales). Base salaries are paid in cash consistent with the Corporation's normal payroll practices. Adjustments are typically made effective the first day of the fiscal year.

     In awarding increases in officer base salaries effective August 1, 2001, the Committee considered survey information, recommendations by outside compensation consultants, changes in job responsibilities of individual officers and a comprehensive assessment of total compensation of the executive group. Based on its decision to move toward tying a greater percentage of total compensation to short-term incentive bonus compensation over the next three years (in the form of cash payments or a combination of cash and equity), the Committee granted an average increase of 11.5% to the executive officers as a group. The individual increases ranged from 2.5% to 19%. The Vice President of U.S. Sales was appointed to that position in April 2001 with a compensation program that included both base salary and commission and no adjustment was made to his compensation for fiscal year 2002.

     (b) Short-term Incentives

     The Corporation will continue to provide executives and other key employees with an opportunity to earn short-term incentive awards. This discretionary bonus will be paid annually in cash and/or equity after completion of the fiscal year and completion of an assessment of individual and corporate performance. The magnitude of the potential incentive award to each officer is set at the beginning of the year with payment, if any, occurring at the end of the year. The Committee has begun a three year phase-in of a plan to increase the relative value of the performance-based bonus in relation to base salary. Under the phase-in plan, officers, other than the CEO and sales management, will be compensated such that 40% of total compensation (excluding long-term compensation) will be paid as short-term incentive bonus, assuming 100% achievement of both corporate and individual objectives. The CEO will move toward a 45% ratio and sales management to a 50% ratio.

     (c) Long-term Equity-based Compensation

     The major component of the Corporation's long-term equity-based compensation program consists of stock options awarded annually at the discretion of the Board under the Corporation's Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and strengthen the alignment of management interests with that of the shareholders. It is the current intent of the Committee that the maximum number of stock options granted to employees each year going forward, exclusive of options to new employees and extraordinary grants compelled by special circumstances, shall not exceed 2% of the Corporation's fully diluted shares outstanding. In order to build long-term net worth for executives tied directly to increasing shareholder value, grants to executive officers should approximate 40-50% of the total number of stock options granted. Officers with a greater degree of influence over the Corporation's ability to achieve its strategic goals will receive greater long-term incentive awards. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of short- and long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Until 1999, exercisability was conditioned on passage of time, with no specific performance requirements. Stock options awarded for fiscal year 1999 and 2000 to officers included special vesting provisions tied to appreciation in stock value.

     The Corporation established a restricted stock program in June 1993 as a vehicle to retain officers and other key personnel. No new restricted stock grants have been made to the original participants in this program since 1997. Five thousand shares of restricted stock were granted to one new officer during fiscal year 2001. All existing grants vested on September 24, 2000. The 2001 grant vests in two annual 50% installments in April of 2002 and 2003. Future grants, if any, will depend on an assessment of how this type of equity compensation supports the overall compensation program.

CEO Compensation

     Robert G. Dutcher, as President and CEO of the Corporation, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be competitive with other similarly-situated companies based on salary surveys and other comparative data, and reflects the scope of his responsibilities and individual performance as an officer of the Corporation. Effective August 1, 2001, Mr. Dutcher's base salary was increased 17%. Mr. Dutcher participated in the Special Equity Compensation Program and received 47,172 stock options that will vest on November 2, 2001. He also received a cash bonus of $15,500 for FY2001 performance and a grant of 80,000 stock options in April 2001 to reward fiscal year 2001 performance. Fifty percent of the options granted to Mr. Dutcher in April 2001 vest on April 3, 2002 and 50 percent vest on April 3, 2003. All cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance, the overall performance of the Corporation as measured against Corporate objectives and the Committee's commitment to aligning the interests of the CEO with those of shareholders. The terms and conditions of the option awards are identical to those contained in grants to other officers. No new grants of restricted stock were awarded to the CEO in 2001.

     Mr. Dutcher also received 20% of his base salary for the second half of fiscal year 2001 in the form of stock options in an amount equal to one share of stock for every two dollars of salary foregone. Mr. Dutcher received 18,489 stock options, all of which vested on August 1, 2001, at an option price of $5.56, in lieu of $36,978 in salary.

     The Committee has adopted a plan for CEO compensation as part of its compensation philosophy and plan for all executives, as described above. CEO compensation will continue to be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Corporation's Strategic Plan, as approved by the Board.

                           Compensation Committee of the Board of Directors
                                                      Dean Belbas, Chairman
                                                        Donald C. Wegmiller
                                                       Seymour J. Mansfield
                                                            Rodney A. Young

Performance Graph

     Set forth below is a graph showing the five-year cumulative returns through July 31, 2001 of Possis Medical, Inc. Common Stock as compared with the Nasdaq Stock Market Index (U.S. companies only) and a peer group index comprised of seven companies in the medical device industry with operations similar in size to Possis Medical, Inc. (the "Peer Group"). The graph assumes an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1996, and the reinvestment of all dividends.

     Possis Medical, Inc. is included in the Nasdaq Stock Market Index (U.S. companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group. The Nasdaq Stock Market Index does not have an index specifically for medical devices. The Company believes that the following entities comprising the Peer Group are representative of the Company's current medical device operations: Angeion Corporation; Arrow International, Inc.; Cardima, Inc.; Micro Therapeutics, Inc.; Novoste Corporation; PLC Systems, Inc.; and Rochester Medical Corporation.

[OBJECT OMITTED]


                             1996     1997     1998     1999     2000     2001
 -----------------------   -------  -------  -------  -------  -------  -------
 Possis Medical, Inc       100.00    94.26    60.66    70.90    42.42    79.80
 -----------------------   -------  -------  -------  -------  -------  -------
[X| Nasdaq US Index        100.00   147.54   173.63   248.14   353.37   189.71
 -----------------------   -------  -------  -------  -------  -------  -------
 Peer Group Index          100.00   115.29    99.58    90.49   130.44    93.39
 -----------------------   -------  -------  -------  -------  -------  -------



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Seymour J. Mansfield, a Director of the Corporation, is a shareholder in a law firm that performs legal services for the Corporation from time to time. The amount of fees paid by the Corporation during fiscal 2001 to Mr. Mansfield's law firm does not exceed five percent of that firm's gross revenues for its last full fiscal year

             SECTION 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Executive Officers and Directors of the Corporation and persons who own more than 10% of a registered class of the Corporation's equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 2001 and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Executive Officers and Directors have been complied with, except that the Form 3 Initial Statement of Beneficial Ownership of Securities, due for filing within ten (10) days of the date of the promotion of Shawn F. McCarrey, Vice President of U.S. Sales, was not filed within the required time frame. This Form 3 was subsequently filed. The Corporation is aware of no person who owns more than 10% of the Corporation's Common Shares.


                   APPROVAL OF AMENDMENT TO THE CORPORATION'S
                        1991 EMPLOYE STOCK PURCHASE PLAN
                             (Proposal Number Two)

     On October 23, 2001, the Corporation's Board of Directors adopted, subject to shareholder approval, an amendment to the Possis Medical, Inc. 1991 Employee Stock Purchase Plan (the "Plan") to increase the number of Common Shares available for issuance under the Plan from 300,000 to 600,000. This increase of 300,000 shares represents approximately 1.8% of the Corporation's outstanding Common Shares as of the record date for this Proxy Statement. As of July 31, 2001, 84,366 shares remained available for issuance under the Plan. It is expected that approximately 14,000 shares will be available following issuance of shares on December 31, 2001.

     The purpose of the Plan is to encourage equity ownership in the Corporation by all employees by providing employees an opportunity to purchase the Corporation's Common Shares at an attractive price. Accordingly, under the Plan, eligible employees may purchase Common Shares at a discount from the prevailing stock market price through a payroll deduction system. The Board of Directors believes it is in the best interests of the Corporation and its shareholders to increase the number of authorized shares in the Plan in order to continue to align the interests of the Corporation's employees with those of the Corporation's shareholders.

Summary of the Plan

     Eligibility. The Plan is open to all full-time and part-time employees who work 20 hours or more per week and who are employed by the Corporation as of January 1 each Plan Year. However, employees who work for the Corporation less than five months out of each calendar year or who already own stock possessing 5% or more of the total combined voting power of the Corporation (or any parent or subsidiary), including stock that the employee is entitled to purchase pursuant to any outstanding options, are not be eligible to participate in the Plan. As of September 30, 2001, the Corporation employed 194 employees who are potential participants in the Plan as of the beginning of the next Plan Year.

     Stock Purchase Rights. The Plan provides for the grant of rights to purchase Common Shares of the Corporation at a discount from the prevailing market price through a payroll deduction system. The purchase price for the Common Shares purchased through the Plan will be 85% of the lower of (a) the closing price of the Common Shares as reported on the NASDAQ National Market System on the first business day of the purchase period and (b) the closing price of the Common Shares as reported on the NASDAQ National Market System on the last business day of the purchase period. The closing price of a Common Share as reported on the Nasdaq National Market on October 25, 2001 was $12.62. Each purchase period shall begin on January 1 and end on the next following December 31.

     The maximum number of shares an employee may purchase during any purchase period is 200 shares per $10,000 of Annual Compensation (as defined in the Plan). The minimum purchase is 25 shares. The minimum payroll deduction is $10.00 per pay period. The fair market value (determined as of the date of grant) of the Common Shares purchased by an employee under the Plan and all other stock purchase plans, if any, of the Corporation in any calendar year may not exceed $25,000.

     Authorized Shares. Currently, 300,000 Common Shares are available for issuance under the Plan. If the proposal to amend the Plan is approved by the shareholders, an additional 300,000 Common Shares will be available for issuance, for a total of 600,000 shares. Common Shares issued under the Plan may consist of, in whole or in part, authorized and unissued shares. If any shares subject to a stock purchase right are not issued to a Plan participant because the stock purchase right is not exercised, the shares will be available for distribution in connection with future stock purchase rights granted under the Plan.

     Adjustment. In the case of a stock split, stock dividend, consolidation, recapitalization, merger, reorganization, or other change in the Corporation's structure affecting the Common Shares, appropriate adjustments will be made by the Board, in its sole discretion, in the number of Common Shares reserved under the Plan and in the number of shares covered by stock purchase rights then outstanding under the Plan and, where applicable, the purchase price for such shares.

     Administration. The Plan is administered by a committee of no fewer than three individuals appointed by the Board. The committee is authorized to:

     o determine the number of Common Shares covered by each stock purchase right granted under the Plan;

     o determine the terms and conditions of each stock purchase right;

     o interpret and administer the Plan and any instrument or agreement entered into under the Plan;

     o establish rules and regulations for the administration of the Plan and appoint agents to administer the Plan, as it deems appropriate; and

     o make any other determination and take any other action that the committee deems necessary or desirable in administering the Plan.

     Amendment and Termination. The Plan may be amended or terminated by the Board of Directors at any time, except that, without the consent of the participant, the Board may not make any amendments that would impair the vested rights of a participant under any stock purchase right previously granted. Additionally, without obtaining the approval of the Corporation's shareholders, the Board may not:

     o increase the number of shares available for issuance under the Plan;

     o extend the right to exercise a stock purchase right to a date more than five years from the date of grant;

     o change the class of employees eligible to receive awards under the Plan;

     o increase the maximum number of shares that may be purchased by an employee; or

     o decrease the purchase price below the amount provided in the Plan.

     Federal Income Tax Matters. The following is a brief summary of the federal income tax aspects of the stock purchase rights that may be granted under the Plan based upon federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     The Common Shares purchased pursuant to the stock purchase rights are intended to be eligible for the favorable tax treatment provided by Section 423 of the Internal Revenue Code of 1986. A participant will realize no income upon the grant of the stock purchase rights and no income upon the purchase of Common Shares pursuant to stock purchase rights. The Corporation will not be entitled to any deduction at the time of grant or purchase.

     In order to receive the favorable treatment under Section 423, the participant:

     o must not dispose of the shares purchased within two years after grant of the stock purchase right and within one year after purchase; and

     o must be an employee of the Corporation at all times during the period beginning with the date he or she becomes a participant and ending three months before acquiring the shares.

     Upon disposition of shares acquired after satisfying the prescribed holding period, the participant:

     o will recognize ordinary income on the lesser of (a) the participant's gain on the sale or (b) the purchase price discount under the Plan, computed as if the right to purchase was exercised on the first business day of the Purchase Period; and

     o will recognize long term capital gain (or loss) on the difference between the sale price and the sum of the purchase price and any ordinary income recognized on the disposition.

     The Corporation will receive no deduction upon the disposition of the shares. However, consequences for both the Corporation and the participant would differ if the participant did not satisfy the prescribed holding period.

Board Recommendation and Vote Required

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN. Approval of Proposal Two requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the annual meeting. Proxies will be voted in favor of Proposal Two unless otherwise specified.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

     All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended July 31, 2001 with the Company's management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No.61 (Communication with Audit Committees).

     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001 for filing with the SEC.

Audit Fees

     Audit fees billed by Deloitte & Touche LLP for services rendered in auditing the Company's financial statements for fiscal 2001 and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal 2001 totaled $63,000. Financial Information Systems Design and Implementation Fees Deloitte & Touche LLP did not bill the Company for any financial information systems design and implementation services during fiscal 2001.

All Other Fees

     Fees billed by Deloitte & Touche LLP for all other non-audit services, including tax-related services, provided during fiscal 2001 totaled $48,000.

                                 Audit Committee of the Board of Directors
                                                Whitney A. McFarlin, Chair
                                                               Dean Belbas
                                                  William C. Mattison, Jr.

                      APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                             (Proposal Number Three)

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the accounts of the Corporation since July 31, 1960. They have been appointed by the Board of Directors of the Corporation for the purpose of auditing the Corporation's accounts in the current fiscal year. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed Proxy will be so voted unless a contrary specification is made.




                              SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Corporation's proxy solicitation materials for its next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at the Corporation's principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 8, 2002. Pursuant to the Corporation's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later than July 8, 2002. Each notice should be sent to the Secretary at the Corporation's executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Corporation's Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

     Management may use discretionary authority to vote against any shareholder proposal presented at the 2002 annual meeting if: 1) such proposal has been properly omitted from the Corporation's proxy materials under federal securities law; 2) notice of such proposal was not submitted to the Secretary of the Corporation at the address listed above by July 8, 2002; or 3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Corporation's voting shares required to carry the proposal.

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                                  MISCELLANEOUS

     The Board of Directors is aware of no matter, other than as described in the Notice, that will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the person named in the Proxy to vote the proxied shares in accordance with his best judgment on such matters.



                                  OTHER MATTERS

     A copy of the Corporation's Annual Report on Form 10-K may be obtained without charge by any beneficial owner of the Corporation's Common Shares on the record date upon written request addressed to Eapen Chacko, Vice President, Finance and Chief Financial Officer, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                                        By Order of the Board of Directors


                                        IRVING R. COLACCI,
                                        Secretary






Dated:  November 5, 2001

                               Possis Medical Inc.
          9055 Evergreen Boulevard NW - Minneapolis, MN 55433-8003 USA
       Phone: (763) 780-4555 Toll Free 1-800-810-7677 Fax: (763) 780-2227

Appendix A to Proxy Statement

                             AUDIT COMMITTEE CHARTER

Role and Independence

     The audit committee of the Board of Directors assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of the accounting, auditing and reporting practices of the Corporation and such other duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors, and management of the Corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This Charter shall be reviewed and updated annually.

Responsibilities

     The audit committee's primary responsibilities include:

     o Primary input into the recommendation to the Board for the selection and retention of the independent accountant who audits the financial statements of the Corporation. In so doing, the committee will discuss and consider the auditor's written affirmation that the auditor is, in fact, independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the Board) to report on any and all matters appropriate.

     o Provision of guidance and oversight to the internal audit function of the Corporation including review of the organization, plans and results of such activity.

     o Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

     o Discussion with management and the auditors of the quality and adequacy of the Company's internal controls.

     o Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     o Reporting on audit committee activities to the full Board and issuance annually of a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders.

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